SUB-ITEM 77E:  LEGAL PROCEEDINGS
Since October 2003, Federated and
related entities (collectively,
Federated), and various Federated
funds (Funds), have been named
as defendants in several class
action lawsuits now pending in the
United States District Court
for the District of Maryland.
The lawsuits were purportedly
filed on behalf
of people who purchased,
owned and/or redeemed shares
 of Federated-sponsored mutual funds during specified periods beginning
 November 1, 1998. The suits
 are generally similar in alleging
 that Federated
engaged in illegal and improper
trading practices including market
timing and late trading in concert
with certain institutional traders,
 which allegedly caused financial
 injury to the mutual fund shareholders.
These lawsuits began to be filed
shortly after Federated's first
 public announcement that it had
received
requests for information on
shareholder trading activities in
the Funds from the SEC, the Office of the New York State Attorney General
(NYAG), and other authorities.
In that regard, on November 28,
2005, Federated announced that it
 had reached final settlements
 with the SEC and the NYAG with
respect to those matters. As
Federated previously reported
in 2004, it has already paid
approximately
$8.0 million to certain funds
 as determined by an independent
consultant.  As part of these
settlements,
Federated agreed to pay disgorgement
and a civil money penalty in
the aggregate amount of an
additional $72 million and,
among other things, agreed
that it would not serve as investment
 adviser to
any registered investment
company unless (i) at least 75%
of the fund's directors are
independent of
Federated, (ii) the chairman of
each such fund is independent of
Federated, (iii) no action may be
taken by
the funds board or any committee
thereof unless approved by a
majority of the independent trustees of
the fund or committee, respectively,
 and (iv) the fund appoints a
 senior officer who reports
 to the
independent trustees and is
 responsible for monitoring
compliance by the fund with
applicable laws and
fiduciary duties and for
managing the process by which
 management fees charged to a
 fund are approved.
The settlements are described
in Federated's announcement which,
 along with previous press releases
and related communications on
those matters, is available in the
 About Us section of Federateds
website at FederatedInvestors.com.
Federated and various Funds have
also been named as defendants in
several additional lawsuits, the
majority of which are now pending
in the United States District Court
for the Western District of
Pennsylvania, alleging, among other
 things, excessive advisory and Rule
12b-1 fees.
The board of the Funds has retained
the law firm of Dickstein Shapiro Morin
 & Oshinsky LLP to
represent the Funds in these lawsuits.
 Federated and the Funds, and their
respective counsel, are
reviewing the allegations and intend
to defend this litigation. Additional
lawsuits based upon similar
allegations may be filed in the future.
 The potential impact of these lawsuits,
 all of which seek
unquantified damages, attorneys fees,
 and expenses, and future potential
 similar suits is uncertain.
Although we do not believe that these
 lawsuits will have a material
adverse effect on the Funds, there can
be no assurance that these suits,
 ongoing adverse publicity and/or
 other developments resulting from the
regulatory investigations will
not result in increased Fund redemptions,
 reduced sales of Fund shares, or
other adverse consequences for the Funds.